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                                                                    EXHIBIT 99.1





                              [Apache Letterhead]


Tuesday, December 6, 1994



         APACHE ISSUES $150 MILLION CONVERTIBLE SUBORDINATED DEBENTURES

HOUSTON -- Apache Corporation (NYSE:APA) today announced that it has entered into an agreement to place $150 million principal amount ($172.5 million principal amount if the overallotment option is exercised in full) of 6% Convertible Subordinated Debentures due January 15, 2002. The debentures may be redeemed by the company no sooner than January 15, 1998, and are subordinated in right of payment to all senior indebtedness of the company. The debentures are convertible at the option of the holders into common stock of the company at a conversion price of $30.68 per share, subject to adjustment. The closing of the placement of the debentures is expected to occur on January 4, 1995.

Net proceeds from the sale will be used for general corporate purposes, including reduction of debt and to provide funds for acquisitions.

The debentures will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent exemption from registration requirements.

                                     # # #

Investor Relations:    Paul Korus               Media Relations:    Suzanne Best
                       713-296-6662                                 713-296-6154